UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ETHAN ALLEN INTERIORS INC.
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November 23, 2015

Dear Stockholder,

On behalf of the board, we thank you for your time last week to discuss our strategy and governance.  We have found these stockholder discussions very helpful as a means to receive direct feedback from our stockholders. We do listen well and appreciated hearing your comments and concerns.

We also note that on Friday, Sandell sent out a letter that called into question the integrity of three of our directors.  We would like to provide our perspective on those comments.

James Carlson has been a partner in the law firm Mayer Brown, a leading worldwide law firm, which Sandell claims has created a conflict of interest. As an international company we have used various leading legal firms over the years and have used Mayer Brown from time to time for review of ERISA matters as it relates to our retirement plan. This has been on a very limited basis, and in fact the total amount we spent with Mayer Brown was about $30,000 in the past three years that Mr. Carlson has served on the board. This engagement was also with an attorney, Deborah Hoffman, who works at a different office than Mr. Carlson. This de minimus amount in no way is meaningful or material to a company the size of Mayer Brown or even Ethan Allen. To say it is a conflict is simply unfounded and inaccurate.

As it relates to James Schmotter, we will note that Ethan Allen has had a long history of supporting our local university. This support began long before Dr. Schmotter became President of WCSU and is continuing on after he has since retired from the university. In fact, WCSU’s Ancell School of Business is named after one of Ethan Allen’s founders, Nat Ancell. Ethan Allen and the Kathwari’s support many local organizations as responsible members of the community. As to the Kathwari’s private donation to the university, it was made after Dr. Schmotter had announced his retirement from the university. Dr. Schmottter’s strong leadership, management and educational and governmental background provides key insight and experience in strategic planning to the Company and Dr. Schmotter’s integrity is exemplary.

Clinton Clark has served on the board with distinction and has been chair of the audit committee for several years. He has already announced that if elected, this will be his last year to serve on the board. In that regard, the board added Dominic Esposito, a leading public accounting executive, to the board earlier this year. Mr. Clark is transitioning the audit committee chair this year to Mr. Esposito to ensure a smooth transition and no lapse of oversight of our financial controls and reporting. In then replacing Mr. Clark this next year, the board has already identified a strong prospective board member who would bring ecommerce and technology experience to the board. This is experience that was lacking in any of the Sandell nominees.

We strongly believe that withholding votes on these three directors is not in the best interests of the Company and stockholders, and respectively ask that you vote the white proxy card to support our board which has the best experience and focus to further the growth and future of the company.

Please let me know if you would like to arrange a brief call with any of our board members ahead of the meeting to answer any questions.

Best regards,

Corey

Corey Whitely
Executive Vice President, Administration
Chief Financial Officer